================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20459


                          -----------------------------


                                   FORM 8-K/A
                                 AMENDMENT NO. 1
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          -----------------------------

                       January 18, 2000 (November 4, 1999)
                Date of Report (Date of earliest event reported)


                            TYLER TECHNOLOGIES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      1-10485                  75-2303920
    ----------------              ---------------          ------------------
   (State or other                  (Commission              (I.R.S. Employer
     jurisdiction of               File Number)            Identification No.)
    incorporation or
     organization)


                            2800 W. Mockingbird Lane
                               Dallas, Texas 75235
                     --------------------------------------
                    (Address of principal executive offices)

                                 (214) 902-5086
               --------------------------------------------------
              (Registrant's telephone number, including area code)



================================================================================

The undersigned hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K filed November 18, 1999, as set forth in the pages attached hereto:


Item  7(a).       Amended to include audited financial statements of
                        Cole-Layer-Trumble Company for the following periods:

                  Balance Sheets at December 26, 1997, December 25, 1998 and
                        October 1, 1999

                  Statements of Income for the years ended December 26, 1997 and
                       December 25, 1998 and the period ended October 1, 1999

                  Statements of Shareholders' Net Investment for the years ended
                       December 26, 1997 and December 25, 1998 and the period ended October 1, 1999

                  Statements of Cash Flows for the years ended December 26, 1997 and December 25, 1998 and the period ended
                       October 1, 1999

                  Notes to Financial Statements


Item 7(b).        Amended to include unaudited pro forma condensed consolidated financial statements.

Item 7(c).        Exhibits
                  23.1 Consent of Ernst & Young LLP

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            TYLER TECHNOLOGIES, INC.




Date:    January 18, 2000          By:  /s/ Theodore L. Bathurst
                                        ----------------------------------------
                                        Theodore L. Bathurst
                                        Vice President and Chief Financial
                                          Officer
                                        (principal financial officer)




Date:    January 18, 2000          By:  /s/ Terri L. Alford
                                        ----------------------------------------
                                        Terri L. Alford
                                        Controller
                                        (principal accounting officer)

ITEM 7(a)

                           Cole-Layer-Trumble Company
                      (A Division of Day & Zimmermann LLC)

                              Financial Statements


           For the Years ended December 26, 1997 and December 25, 1998 and for the Period ended October 1, 1999




                                    CONTENTS

Report of Independent Auditors...............................................1

Financial Statements

Balance Sheets...............................................................2
Statements of Income.........................................................3
Statements of Shareholders' Net Investment...................................4
Statements of Cash Flows.....................................................5
Notes to Financial Statements................................................6

                         Report of Independent Auditors


The Members
Day & Zimmermann LLC

We have audited the accompanying balance sheets of Cole-Layer-Trumble Company (the Company), a division of Day & Zimmermann LLC, as of December 26, 1997, December 25, 1998 and October 1, 1999, and the related statements of income, shareholders' net investment, and cash flows for the years ended December 26, 1997 and December 25, 1998 and for the period ended October 1, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cole-Layer-Trumble Company as of December 26, 1997, December 25, 1998 and October 1, 1999, and the results of its operations and its cash flows for years ended December 26, 1997 and December 25, 1998 and for the period ended October 1, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
------------------------

Dallas, Texas
December 17, 1999

                           Cole-Layer-Trumble Company
                       (a Division of Day & Zimmerman LLC)

                                 Balance Sheets

                                                                           OCTOBER 1      DECEMBER 25     DECEMBER 26
                                                                              1999            1998            1997
                                                                          ------------    ------------    ------------

ASSETS
Current assets:
    Cash                                                                  $      1,699    $      2,861    $      3,810
    Trade accounts receivable, net of allowance for
      doubtful accounts of $20,000 in 1997, $30,000 in 1998,
      and $89,000 in 1999                                                    4,983,281       4,835,475       3,660,804
    Retention earned not billed                                              1,323,041       2,059,023       1,859,507
    Costs and estimated earnings in excess of billings on
      uncompleted contracts                                                  2,074,562       1,429,435       1,695,211
    Prepaid expenses                                                           100,814         100,131          92,688
                                                                          ------------    ------------    ------------

Total current assets                                                         8,483,397       8,426,925       7,312,020

Property and equipment, at cost:
    Land, buildings and improvements                                           639,553         637,989         646,705
    Computer and office equipment                                            3,735,834       3,414,761       3,295,753
    Furniture and fixtures                                                     394,265         392,054         423,129
    Automobiles                                                                130,991         167,520         175,995
                                                                          ------------    ------------    ------------

                                                                             4,900,643       4,612,324       4,541,582
    Less accumulated depreciation and amortization                           4,095,216       3,844,744       3,977,451
                                                                          ------------    ------------    ------------
    Net property and equipment                                                 805,427         767,580         564,131

Capitalized software development costs                                       4,315,926       2,044,889         550,506
    Less accumulated amortization                                              514,946         408,265         266,024
                                                                          ------------    ------------    ------------
    Net capitalized software development costs                               3,800,980       1,636,624         284,482
                                                                          ------------    ------------    ------------

Total assets                                                              $ 13,089,804    $ 10,831,129    $  8,160,633
                                                                          ============    ============    ============

LIABILITIES AND SHAREHOLDERS' NET INVESTMENT
Current liabilities:
    Accounts payable                                                      $    152,345    $     73,464    $     97,199
    Accrued compensated absences                                               536,401         402,531         301,095
    Other accrued expenses                                                   2,889,755       2,604,778       2,170,802
    Billings in excess of costs and estimated earnings
      on uncompleted contracts                                               4,842,482       5,594,682       4,055,117
    Reserve for estimated losses on uncompleted contracts                       38,874          97,235         119,301
                                                                          ------------    ------------    ------------
Total current liabilities                                                    8,459,857       8,772,690       6,743,514

Shareholders' net investment                                                 4,629,947       2,058,439       1,417,119
                                                                          ------------    ------------    ------------

Total liabilities and shareholders' net investment                        $ 13,089,804    $ 10,831,129    $  8,160,633
                                                                          ============    ============    ============

See accompanying notes.

                           Cole-Layer-Trumble Company
                       (a Division of Day & Zimmerman LLC)

                              Statements of Income

                                                            PERIOD ENDED             YEARS ENDED
                                                              OCTOBER 1      DECEMBER 25      DECEMBER 26
                                                                1999             1998             1997
                                                            ------------     ------------     ------------

Revenues:
    Software licenses and services                          $  4,889,121     $  4,946,350     $  1,137,599
    Software maintenance                                       5,937,666        6,838,445        6,044,123
    Other services                                            13,868,460       15,545,719       15,515,536
                                                            ------------     ------------     ------------
      Net revenues                                            24,695,247       27,330,514       22,697,258

Cost of revenues:
    Software licenses and services                             3,236,388        3,146,806        1,136,952
    Software maintenance                                       5,011,378        4,987,636        5,123,972
    Other services                                             9,363,390       11,082,039       11,442,561
                                                            ------------     ------------     ------------
      Cost of revenues                                        17,611,156       19,216,481       17,703,485
                                                            ------------     ------------     ------------

    Gross profit                                               7,084,091        8,114,033        4,993,773

Selling, general and administrative expenses                   4,044,251        4,642,214        4,752,670
                                                            ------------     ------------     ------------
    Income from operations                                     3,039,840        3,471,819          241,103

Interest expense                                                (158,421)        (135,946)        (171,030)
                                                            ------------     ------------     ------------
Net income                                                  $  2,881,419     $  3,335,873     $     70,073
                                                            ============     ============     ============

See accompanying notes.

                           Cole-Layer-Trumble Company
                       (a Division of Day & Zimmerman LLC)

                   Statements of Shareholders' Net Investment




Balance at December 27, 1996                    $  3,719,765

    Net cash distributed to D&Z                   (2,372,719)

    Net income                                        70,073
                                                ------------

Balance at December 26, 1997                       1,417,119

    Net cash distributed to D&Z                   (2,694,553)

    Net income                                     3,335,873
                                                ------------

Balance at December 25, 1998                       2,058,439

    Net cash distributed to D&Z                     (309,911)

    Net income                                     2,881,419
                                                ------------

Balance at October 1, 1999                      $  4,629,947
                                                ============

See accompanying notes.

                           Cole-Layer-Trumble Company
                       (a Division of Day & Zimmerman LLC)

                            Statements of Cash Flows

                                                                          PERIOD ENDED              YEARS ENDED
                                                                            OCTOBER 1      DECEMBER 25      DECEMBER 26
                                                                              1999             1998             1997
                                                                          ------------     ------------     ------------

Operating activities:
    Net income                                                            $  2,881,419     $  3,335,873     $     70,073
    Adjustments to reconcile net income to net cash
     provided by activities:
      Depreciation and amortization expense                                    410,779          435,691          431,720
      Loss on dispositions of property and equipment                             1,000           63,751            5,154
      Changes in operating assets and liabilities:
        Trade accounts receivable                                             (147,806)      (1,174,671)       1,334,659
        Retention earned not billed                                            735,982         (199,516)         543,625
        Costs and estimated earnings in excess of billings on
          uncompleted contracts                                               (645,127)         265,776       (1,695,211)
        Prepaid expenses                                                          (683)          (7,443)          (3,588)
        Accounts payable                                                        78,881          (23,735)         (19,235)
        Accrued compensated absences                                           133,870          101,436           37,535
        Other accrued expenses                                                 284,977          433,976          813,400
        Billings in excess of costs and estimated earnings
          on uncompleted contracts                                            (752,200)       1,539,565        1,292,922
        Reserve for estimated losses on uncompleted contracts                  (58,361)         (22,066)          18,825
                                                                          ------------     ------------     ------------

Net cash provided by operating activities                                    2,922,731        4,748,637        2,829,879

Investing activities:
    Purchase of property and equipment                                        (342,945)        (587,884)        (402,137)
    Payments for capitalized development costs                              (2,271,037)      (1,494,383)         (55,373)
    Proceeds from sale of property and equipment                                  --             27,234             --
                                                                          ------------     ------------     ------------

Net cash used in investing activities                                       (2,613,982)      (2,055,033)        (457,510)

Financing activities:
    Net cash distributed to D&Z                                               (309,911)      (2,694,553)      (2,372,719)
                                                                          ------------     ------------     ------------

Net decrease in cash                                                            (1,162)            (949)            (350)
Cash at beginning of period                                                      2,861            3,810            4,160
                                                                          ------------     ------------     ------------

Cash at end of period                                                     $      1,699     $      2,861     $      3,810
                                                                          ============     ============     ============

See accompanying notes.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                          Notes to Financial Statements

                                 October 1, 1999

1. BUSINESS DESCRIPTION

Prior to the October 29, 1999 acquisition by Tyler Technologies, Inc. (Note 10), the Cole-Layer-Trumble Company ("the Company") was a division of Day & Zimmermann LLC ("D&Z"), a limited liability company. The Company provides real estate appraisal services, substantially all to governmental entities throughout the United States, and designs, installs, and services software products used to track real estate and related taxes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared using D&Z's historical basis in the assets and liabilities of the Company. The financial statements reflect the results of operations, financial condition and cash flows of the Company as a component of D&Z prior to the acquisition and may not be indicative of the actual results of operations and financial position of the Company under other ownership.

The accompanying financial statements reflect the results of operations, financial position, changes in shareholders' net investment, and cash flows as if the Company was a separate stand alone entity for the periods presented. Certain overhead expenses and common support expenses provided by D&Z have been allocated to the Company as described in Notes 5 and 8. Management believes these allocations are reasonable. However, the costs of those services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand alone entity during the periods presented. For financial reporting purposes, the equity accounts of the Company have been accumulated into a single disclosure caption entitled Shareholders' Net Investment.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OPERATING CYCLE

The Company has an operating cycle that exceeds one year. Contracts typically range from less than one year to three years in duration, with larger contracts exceeding one year. Retentions included in current assets that are expected to be collected in excess of one year amounted to approximately $444,000 as of October 1, 1999.

FISCAL YEAR

The Company has adopted the fiscal year of D&Z which consists of 13 periods of a 28 day cycle.

STATEMENT OF CASH FLOWS

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents (none outstanding at each balance sheet date). In addition, the Company paid no income taxes nor interest amounts during each of the periods reported. Interest expense represents an allocation charged by D&Z each period based on operating assets.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECOGNITION OF REVENUE

Real Estate Appraisal Services
The Company recognizes revenue as services are performed using the percentage of completion contract accounting method for the majority of its real estate appraisal services contracts. The percentage of completion is based primarily of estimates as to the number of households appraised in relation to the total estimated number of households to be appraised in accordance with the contract. Estimated losses on uncompleted contracts are recognized as they become known. Changes in job performance, job conditions, job costs and estimated profitability may result in revisions to costs and income and are recognized in the period in which such revisions are determined. The effect of changes to total estimated contract costs is recognized in the period such changes are determined. It is reasonably possible that these estimates could change in the near term.

Software and Related Services
The Company also derives revenue from software licenses, postcontract customer support ("PCS"), and services. PCS includes telephone support, bug fixes, and rights to upgrade on a when-and-if available basis. Services range from installation, training, and basic consulting to software modification and customization to meet specific customer needs. In software arrangements that include rights to multiple software products, specified upgrades, PCS, and/or other services, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables, determined based on vendor-specific objective evidence.

The Company accounts for its software transactions in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended, as follows:

Software Licenses - The Company recognizes the revenue allocable to software licenses and specified upgrades upon delivery and installation of the software product or upgrade to the end user, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Software Services - A majority of the Company's software arrangements involve other services that are considered essential to the functionality of the software. When software services are considered essential, the software license and service revenue under the entire arrangement is recognized as the services are performed using the percentage of completion contract accounting method. When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the services are performed.

Postcontract Customer Support - PCS agreements are generally entered into in connection with initial license sales and subsequent renewals. Revenue allocated to PCS is recognized on a straight-line basis over the period the PCS is provided. All significant costs and expenses associated with PCS are expensed as incurred.

Contract Accounting - For arrangements that include customization or modification of the software, or where software services are otherwise considered essential, revenue is recognized using contract accounting. Revenue from these software arrangements is recognized on a percentage of completion method with progress-to-completion measured based primarily upon labor hours incurred.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Repairs that do not extend the useful life of the asset are expensed as incurred. When assets are retired or otherwise disposed of, the cost of the asset and the related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is recognized.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for its long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

RESEARCH AND DEVELOPMENT COSTS

The Company expenses all research and development costs as incurred which amounted to approximately $2,700,000, $2,478,000, and $567,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively. These costs are included in selling, general and administrative expenses in the accompanying statements of income.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external forces including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for release to customers and is generally computed on a straight-line basis over 4 years or, if less, the remaining estimated economic life of the product.

In the accompanying statements of income, amortization is included in costs of revenue for capitalized software development costs. Amortization of capitalized software costs totaled approximately $107,000, $142,000, and $142,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Advertising expense was approximately $71,000, $54,000, and $68,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

INCOME TAXES

No provision for federal or state income taxes is included in the historical financial statements because any liability is the responsibility of the owners of D&Z, a limited liability company.

EARNINGS PER SHARE

Earnings per share has not been presented since the Company was a division of D&Z for all periods presented and accordingly, there was no outstanding common stock.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME

The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. The statement also requires the accumulated balance of other comprehensive income to be displayed separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Comprehensive income for each of the accounting periods reported is the same as the Company's reported net income for such periods and there is no other accumulated balance of other comprehensive income as of the respective balance sheet dates.

CONTRACT CONTINGENCIES

During the ordinary course of business, the Company enters into contracts which contain various provisions regarding certain contingencies such as liquidated damages and subcontractor performance provisions. Expenses associated with these contingencies are recorded in the period they become known. Additionally, the Company has provided letters of credit to customers, with amounts outstanding of approximately $114,000 as of October 1, 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments such as accounts receivable, accounts payable and accrued expenses approximate their fair value because of the short maturity of these instruments.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

3. CONCENTRATIONS AND CREDIT RISKS

During the normal course of business, the Company extends credit to various governmental agencies throughout the United States. There were no customers that individually accounted for greater than 5% of the overall billed accounts receivable as of the end of each period presented. The following customer related information is provided:

                                                                 PERCENT OF NET REVENUES
                                          ---------------------------------------------------------------------
                                            PERIOD ENDED                            YEARS ENDED
                                          OCTOBER 1, 1999           DECEMBER 25, 1998         DECEMBER 26, 1997
                                          ---------------           -----------------         -----------------

Customer A                                        9.9%                      8.2%                       0.7%
Customer B                                       13.0%                     11.2%                      14.2%
Customer C                                        6.7%                      1.5%                       0.0%

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Information with respect to uncompleted contracts accounted for under the percentage of completion method is as follows:

                                                OCTOBER 1, 1999      DECEMBER 25, 1998     DECEMBER 26, 1997
                                                ---------------      -----------------     -----------------

Costs incurred on uncompleted
   contracts                                      $ 52,676,474         $ 45,893,529         $ 40,830,033
Estimated earnings                                  24,064,478           14,400,148           11,692,690
                                                  ------------         ------------         ------------
                                                    76,740,952           60,293,677           52,522,723
Less applicable billings                            78,185,831           62,399,901           53,023,122
                                                  ------------         ------------         ------------
                                                  $ (1,444,879)        $ (2,106,224)        $   (500,399)
                                                  ============         ============         ============

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS (CONTINUED)

These amounts are included in the accompanying balance sheets under the following captions:

                                               OCTOBER 1, 1999       DECEMBER 25, 1998      DECEMBER 26, 1997
                                               ---------------       -----------------      -----------------

Costs and estimated earnings in
   excess of billings on
   uncompleted contracts                        $    2,074,562         $    1,429,435         $    1,695,211
Retention earned not billed                          1,323,041              2,059,023              1,859,507
Billings in excess of costs and
   estimated earnings on
   uncompleted contracts                            (4,842,482)            (5,594,682)            (4,055,117)
                                                --------------         --------------         --------------
                                                $   (1,444,879)        $   (2,106,224)        $     (500,399)
                                                ==============         ==============         ==============

5. 401(k) PLAN

D&Z sponsors a retirement savings plan, the Day & Zimmermann, Inc. Retirement Plan (the "401(k) Plan"), covering substantially all employees who are at least twenty-one years old and have completed six months of continuous service. The Company's employees may participate in this 401(k) Plan. Participants may contribute 2% to 15% of their compensation, unless highly compensated, as defined in the Plan, in which case they may only contribute 2% to 8%. In no event may a participant's total yearly contributions exceed Internal Revenue Code limitations. Each year, D&Z, at its absolute discretion, determines the employer's matching contribution. Participants become vested in employer contributions after 5 years of service. The 401(k) Plan expense charged to the Company by D&Z was approximately $297,000, $383,000, and $360,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)


6. EMPLOYEE INCENTIVE PLAN

The Company has implemented an incentive plan, the Operations Incentive Plan (the "Incentive Plan"), for its employees. The Incentive Plan includes three groups: project teams, regional pools, and regional management. Participation in one group does not preclude participation in another group. Incentive payments are calculated by applying various formulas to the various groups' performance. Amounts charged to expense related to the Incentive Plan were approximately $378,000, $790,000, and $488,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

7. OPERATING LEASES

The Company leases office space under non-cancelable lease agreements that expire at various times through 2001. Minimum future lease payments at October 1, 1999 are as follows:

                    1999                            $242,777
                    2000                             112,170
                    2001                              49,712
                                                    --------
                                                    $404,659
                                                    ========

Rent expenses under these leases were approximately $182,000, $248,000, and $269,000 for the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

8. RELATED PARTY TRANSACTIONS

The financial statements include significant transactions with D&Z, the Company's parent company, as well as certain transactions with other divisions of D&Z. All of these inter-company transactions, as summarized below, are settled through the centralized cash management system provided by D&Z. Such transactions are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)


8. RELATED PARTY TRANSACTIONS (CONTINUED)

CORPORATE SERVICES

D&Z provides payroll and benefits administration, centralized legal services, and other miscellaneous administrative services to the Company. Also, the Company participates in D&Z developed and administered company insurance programs, including general liability, worker's compensation, and product liability and other standard liability coverage. For certain of these programs, D&Z allocated to the Company a total of approximately $366,000, $154,000, and $143,000 during the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively, the majority of which related to insurance coverages. The amounts allocated were based on actual historical experience for the Company or based on percentages of total costs for the services provided using methods that D&Z management believes are reasonable.

EMPLOYEE HEALTH INSURANCE COSTS

D&Z administers the employee health insurance programs. D&Z calculates the employer's portion of employee insurance costs for the Company's employees and charges the Company accordingly. Costs related to these insurance programs allocated to the Company by D&Z were approximately $393,000, $521,000, and $586,000 during the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

CASH MANAGEMENT

The Company's customers are asked to remit payments to a D&Z lockbox account. Any payments remitted to the Company are deposited into a deposit account from which only D&Z can transfer cash. Cash required for accounts payable, payroll, and other accrued expenses are funded to the Company's checking accounts by D&Z, or the payments are made directly by D&Z on the Company's behalf. Accordingly, the Company maintains a limited amount of cash on hand.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)


8. RELATED PARTY TRANSACTIONS (CONTINUED)

INTEREST

D&Z allocates interest costs to the Company through an operating asset charge, based on the Company's net operating asset balance. Interest charged to the Company during 1997 was approximately $158,000, $136,000, and $171,000 during the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

TRANSACTIONS WITH RELATED COMPANIES

The Company provides certain office space to a division of D&Z and uses certain services of another division. These transactions, which resulted in a net expense of approximately $441,000, $292,000, and $418,000 during the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively, were settled through the D&Z inter-company account.

9. ROYALTY AGREEMENT

The Company had an agreement with a third-party to perform various computer systems maintenance services for the third party's customers. The Company remits a royalty to the third party based on revenues earned on this business. Royalty expenses related to this agreement were approximately $45,000, $134,000, and $308,000 during the periods ended October 1, 1999, December 25, 1998 and December 26, 1997, respectively.

10. SUBSEQUENT EVENT

On November 4, 1999, Tyler Technologies, Inc. (Tyler) acquired selected assets and assumed selected liabilities of the Company, in an asset purchase agreement with an effective date of October 29, 1999. Tyler paid $3.0 million in cash, issued one million restricted shares of Tyler common stock with a price protection guarantee and limited up to $3 million, assigned without recourse certain senior subordinated secured promissory notes due March 26, 2002 of a previously sold Tyler subsidiary with an aggregate face amount of $3.2 million. This purchase price is subject to certain adjustments as defined by the asset purchase agreement.

                           Cole-Layer-Trumble Company
                      (a Division of Day & Zimmermann LLC)

                    Notes to Financial Statements (continued)


11. YEAR 2000 ISSUE (UNAUDITED)

The Company, along with most other companies, has determined that it will be required to modify or replace certain portions of its hardware and software so that its automated systems, including its information systems and devices, will function properly with respect to dates in the Year 2000 and thereafter. The Company is currently utilizing both internal and external resources to reprogram, or replace, and test the hardware and software for Year 2000 modifications. The Company believes it has substantially completed its year 2000 project. The remaining costs associated with the project are not expected to have a material effect on the Company's results of operations. In the event that the Company does not complete any additional phases, it has established contingency plans, such as manual workarounds, for certain critical applications and is working on such plans for others. To date, management of the Company is not aware of any significant third party agents (i.e., suppliers) with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that its suppliers will be Year 2000 ready.

ITEM 7(b)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following sets forth unaudited pro forma condensed consolidated financial information for Tyler Technologies, Inc. (the "Company") in connection with the Company's acquisition on November 4, 1999 of certain of the assets and properties and assumption of certain liabilities of Cole-Layer-Trumble Company, a division of Day & Zimmermann LLC (hereafter referred to as "CLT"). In addition, the Company acquired Process, Incorporated d/b/a MUNIS on April 20, 1999, and this significant acquisition has been previously reported on Form 8-K/A dated June 30, 1999. For periods subsequent to April 20, 1999, the operating results of MUNIS have been included with Tyler's historical results. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 1998 and the nine months ended September 30, 1999, gives effect to the acquisitions of CLT and MUNIS as if they had occurred on January 1, 1998. The unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 has been prepared as if the acquisition of CLT had occurred on September 30, 1999.

         The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed consolidated financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the unaudited pro forma condensed consolidated financial statements, the preliminary purchase prices of the companies acquired have been allocated based primarily on information furnished by management of the acquired companies. The final allocation of the purchase prices of the companies acquired will be determined in a reasonable time after consummation and will be based on a complete evaluation of the assets acquired and liabilities assumed, including the amounts allocable to identifiable intangible assets and goodwill. Accordingly, the information presented herein may differ from the final purchase price allocation.

         In the opinion of the Company's management, all adjustments have been made that are necessary to present fairly the pro forma data.

         The unaudited pro forma condensed consolidated financial information does not purport to present the actual results of operations or financial position of the Company had the transactions and events assumed therein in fact occurred on the dates indicated, nor is it necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed consolidated financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with the historical consolidated financial statements, including the notes thereto, of the Company, CLT and MUNIS.

                            TYLER TECHNOLOGIES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                 CLT
                                                                  ----------------------------------------
                                                                              LESS ASSETS NOT
                                                                                ACQUIRED &                                PRO FORMA
                                                      HISTORICAL               LIABILITIES                   PRO FORMA    COMBINED
                                                       COMPANY    HISTORICAL   NOT ASSUMED     AS ADJUSTED  ADJUSTMENTS   COMPANY
                                                      ----------  ----------  ---------------  -----------  -----------   ---------
Current assets:
   Cash and cash equivalents                            $  1,678   $      2     $     --        $      2     $     --     $  1,680
   Accounts receivable, net:
     Billed                                               27,762      4,983        4,977               6          558(2)    28,326
     Unbilled - costs and estimated earnings
       in excess of billings                               2,753      2,075           --           2,075           --        4,828
     Retention earned not billed                              --      1,323           --           1,323           --        1,323
   Prepaids and other current assets                       3,976        101           --             101           --        4,077
   Current notes receivable                                1,377         --           --              --           --        1,377
   Deferred income taxes                                   1,434         --           --              --           --        1,434
                                                        --------   --------     --------        --------     --------     --------
   Total current assets                                   38,980      8,484        4,977           3,507          558       43,045

Property and equipment, net                               17,485        805           --             805           --       18,290
Goodwill and other intangibles, net                      145,948      3,801           --           3,801        9,189(2)   158,938
Investment in affiliate, at equity                        13,630         --           --              --           --       13,630
Non-current notes receivable                               9,808         --           --              --       (3,155)(2)    6,653
Other receivables                                          2,844         --           --              --           --        2,844
Sundry assets                                                950         --           --              --           --          950
                                                        --------   --------     --------        --------     --------     --------
   Total assets                                         $229,645   $ 13,090     $  4,977        $  8,113     $  6,592     $244,350
                                                        ========   ========     ========        ========     ========     ========

Current liabilities:
   Accounts payable                                     $  3,562   $    152     $    152        $     --     $     --     $  3,562
   Accrued expenses                                        9,431      3,427        1,203           2,224           --       11,655
   Current portion of long-term debt                       3,551         --           --              --           --        3,551
   Deferred revenue                                       19,941         --           --              --           --       19,941
   Billings in excess of costs and estimated
     earnings                                                 --      4,881           --           4,881           --        4,881
   Income taxes payable                                    1,262         --           --              --           --        1,262
                                                        --------   --------     --------        --------     --------     --------
   Total current liabilities                              37,747      8,460        1,355           7,105                    44,852

Long-term debt, less current portion                      54,381         --           --              --        3,325(2)    57,706
Other liabilities                                          5,392         --           --              --           --        5,392
Deferred income taxes                                     11,467         --           --              --           --       11,467
                                                                                                               (1,008)(2)
Shareholders' equity                                     120,658      4,630        3,622           1,008        4,275(2)   124,933
                                                        --------   --------     --------        --------     --------     --------
   Total liabilities and shareholders' equity           $229,645   $ 13,090     $  4,977        $  8,113     $  6,592     $244,350
                                                        ========   ========     ========        ========     ========     ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

                            TYLER TECHNOLOGIES, INC.
                PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                        PRO FORMA        COMPANY
                                                            HISTORICAL   HISTORICAL    ADJUSTMENTS       PRO FORMA     HISTORICAL
                                                             COMPANY      MUNIS (8)     FOR MUNIS       AS ADJUSTED       CLT
                                                           -----------   -----------   -----------      -----------    ----------
Net revenues                                                $ 50,549      $ 15,907            $ -         $ 66,456      $ 27,331
Costs and expenses:
  Cost of revenue                                             24,749         7,708              -           32,457        19,217
  Selling, general and administrative expense                 14,461         6,377              -           20,838         4,642
  Costs of a certain acquisition opportunity                   3,146             -              -            3,146             -
  Amortization of intangibles                                  3,173             -          1,422(7)         4,595             -
  Interest expense, net                                        1,831            66          1,188(9)         3,085           136
                                                            --------      --------       --------         --------      --------
Income before income taxes                                     3,189         1,756         (2,610)           2,335         3,336
Provision for income taxes                                     2,033            62           (361)(10)       1,734             -
                                                            --------      --------       --------         --------      --------
Income from continuing operations                           $  1,156      $  1,694       $ (2,249)        $    601       $ 3,336
                                                            ========                                      ========

Income per diluted share from continuing operations         $   0.03                                      $   0.02
                                                            ========                                      ========

Weighted average number of diluted common
  shares outstanding                                          34,400                        2,703(7)        37,103
                                                            ========                                      ========


                                                            PRO FORMA     PRO FORMA
                                                           ADJUSTMENTS    COMBINED
                                                             FOR CLT       COMPANY
                                                           -----------    ---------
Net revenues                                                $      -       $ 93,787
Costs and expenses:
  Cost of revenue                                                  -         51,674
  Selling, general and administrative expense                      -         25,480
  Costs of a certain acquisition opportunity                       -          3,146
  Amortization of intangibles                                    459(2)       5,054
  Interest expense, net                                          395(4)       3,616
                                                            --------       --------
Income before income taxes                                      (854)         4,817
Provision for income taxes                                       943(5)       2,677
                                                            --------       --------
Income from continuing operations                           $ (1,797)      $  2,140
                                                                           ========

Income per diluted share from continuing operations                        $   0.06
                                                                           ========

Weighted average number of diluted common
  shares outstanding                                           1,000(2)      38,103
                                                                           ========

 See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial
                                   Statements

                            TYLER TECHNOLOGIES, INC.
                PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                        PRO FORMA     COMPANY
                                                            HISTORICAL   HISTORICAL    ADJUSTMENTS    PRO FORMA     HISTORICAL
                                                             COMPANY        MUNIS       FOR MUNIS    AS ADJUSTED       CLT
                                                           -----------   -----------   -----------   -----------   -----------
Net Revenues                                                $ 78,609      $ 5,442      $      -       $ 84,051      $ 24,695
Costs and expenses:
  Cost of revenue                                             36,092        1,975             -         38,067        17,611
  Selling, general and administrative expense                 24,941        2,001             -         26,942         4,044
  Amortization of intangibles                                  5,067            -           355(7)       5,422             -
  Interest expense, net                                        2,614           16           298(9)       2,928           159
  Equity in net loss of affiliate                                378            -             -            378             -
                                                            --------      -------      --------       --------      --------
Income before income taxes                                     9,517        1,450          (653)        10,314         2,881
Provision for income taxes                                     4,798            3           300(10)      5,101             -
                                                            --------      --------     --------       --------      --------
Income from continuing operations                           $  4,719      $ 1,447      $   (953)      $  5,213      $  2,881
                                                            ========                                  ========
Income per diluted share from continuing operations         $   0.12                                  $   0.13
                                                            ========                                  ========

Weighted average number of diluted common
  shares outstanding                                          39,336                      1,081(7)      40,417
                                                            ========                                  ========


                                                              PRO FORMA   PRO FORMA
                                                             ADJUSTMENTS  COMBINED
                                                               FOR CLT     COMPANY
                                                           -------------  ---------
Net Revenues                                                  $    -        108,746
Costs and expenses:
  Cost of revenue                                                  -         55,678
  Selling, general and administrative expense                      -         30,986
  Amortization of intangibles                                    345(2)       5,767
  Interest expense, net                                          271(4)       3,358
  Equity in net loss of affiliate                                  -            378
                                                              --------     --------
Income before income taxes                                      (616)        12,579
Provision for income taxes                                       861(5)       5,962
                                                              --------     --------
Income from continuing operations                           $ (1,477)      $  6,617
                                                                           ========
Income per diluted share from continuing operations                        $   0.16
                                                                           ========

Weighted average number of diluted common
  shares outstanding                                           1,000(2)      41,417
                                                                           ========

            See accompanying Notes to Unaudited Pro Forma Condensed
                       Consolidated Financial Statements

                            TYLER TECHNOLOGIES, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (Tables in thousands)
                                   (Unaudited)


(1) On November 4, 1999, Tyler Technologies, Inc. (the "Company", "Tyler" or "Parent") acquired certain of the assets and properties and assumed certain liabilities of Cole-Layer-Trumble Company (hereafter referred to as "CLT"). The acquisition was consummated pursuant to the terms and conditions of an Asset Purchase Agreement ("Agreement"), dated November 3, 1999 to be effective as of October 29, 1999. The Agreement was by and among the Company, CLT Company, a Delaware corporation and wholly-owned subsidiary of Parent ("Buyer"), and Day & Zimmermann, L.L.C., a Delaware limited liability company ("Seller" or "D&Z"). D&Z received at the date of closing of the Agreement aggregate consideration of $3.0 million in cash (to be adjusted on a post-closing basis as described below); was assigned without recourse certain senior subordinated secured promissory notes due March 26, 2002, of Forest City Auto Parts Company (a former wholly-owned subsidiary of Tyler sold on March 26, 1999) with an aggregate face amount of $3.2 million; and was issued 1,000,000 shares of unregistered Tyler Common Stock which is subject to a price protection in certain circumstances.

      In accordance with the Agreement, a post-closing cash settlement is to occur approximately 100 days after closing for the following items:

      [ ] To the extent outstanding billed accounts receivable at the date of closing (asset retained by the Seller) is less than a prescribed level, Tyler is to receive cash. Based on information available at the time of this report, the amount of cash due Tyler is estimated to be approximately $558,000. This amount has been considered in the purchase price and the allocation thereof and reflected as a receivable in the accompanying condensed consolidated unaudited pro forma balance sheet at September 30, 1999.

      [ ] To the extent outstanding billed accounts receivable remain unpaid after 90 days from closing, Tyler is to purchase such assets at face value. The estimated purchase price and the allocation thereof has not been adjusted since management of CLT and Tyler believes any adjustments to the purchase price will approximate the fair value of such unpaid receivables acquired.

      [ ] To the extent the selected assets acquired less selected liabilities assumed are different than a prescribed net asset value, one party is to pay the other party. The estimated purchase price and the allocation thereof has not been adjusted in the accompanying pro forma financial statements since management of CLT and Tyler believes any adjustment to the purchase price will approximate the fair value of such incremental net assets acquired or net liabilities assumed.

      In accordance with the Agreement, Tyler provided the seller certain price protection on the future sale of the Company's Common Stock, which expires no later than November 4, 2001. As adjusted for post-closing information, the price protection is equal to the difference between the actual sales proceeds of the Tyler Common Stock, if such stock is sold by the seller by November 4, 2001, and $6.25 on a per-share basis, but is limited to a total of $2.75 million. The Company financed the cash portion of the consideration with borrowings under its three-year revolving credit agreement with a group of banks. In addition, the Buyer and Seller are to agree upon a schedule allocating the Purchase Price and agree to file IRS Form 8594.

(2) The acquisition of CLT has been accounted for using the purchase method of accounting. The components of the preliminary purchase price and the preliminary allocation of the purchase price to the selected assets acquired and selected liabilities assumed are summarized below:

   Components of preliminary purchase price:
     Cash paid from borrowings under the Company's credit facility         $  3,000
     Receivable resulting from the billed accounts receivable adjustment       (558)
     Fair value of common stock issued (a)                                    4,275
     Carrying value of senior subordinated secured promissory
        notes of Forest City Auto Parts Company assigned
        without recourse                                                      3,155
     Estimated transaction costs                                                325
                                                                           --------
     Total preliminary purchase price                                      $ 10,197

   Allocation of preliminary purchase price:
     Historical carrying values of net assets acquired by Tyler              (1,008)
                                                                           --------

   Cost in excess of estimated net assets acquired (b)                     $  9,189
                                                                           ========

      (a) Represents the issuance of 1,000,000 shares of unregistered common stock of Tyler at an average price of $4.275 per share. The agreement was announced and consummated on November 4, 1999, and the average price was calculated using the average of the closing prices of the Company's Common Stock for the five consecutive trading days beginning two trading days prior to the public announcement by the Company of this acquisition.

      (b) Represents the excess purchase price over the estimated fair value of the net assets acquired. Goodwill is expected to be amortized over 20 years, amounting to approximately $459,000 annually and the accompanying unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 1999 reflects approximately $345,000 of such amortization. For purposes of the preliminary allocation of the purchase price, the Company assumed that the historical balances of net property and equipment to be acquired approximates fair value, as well as the remaining historical net assets acquired of CLT.

(3) CLT has adopted the fiscal year of D&Z, which consists of 13 periods of a 28-day cycle. For purposes of the pro forma condensed consolidated balance sheet, the historical balances represent the October 1, 1999 balance sheet of CLT. For purposes of the pro forma income statement for the year ended December 31, 1998 the historical balances represent CLT's statement of income for the fiscal period ended December 25, 1998. For purposes of the pro forma income statement for the nine months ended September 30, 1999, the historical balances represent CLT's statement of income for the period ended October 1, 1999.

(4) To record interest expense at approximately 8.2% on average long-term debt after giving effect to the acquisition of CLT. As the Forest City Auto Parts promissory notes were not available to the Company to provide to the Seller until March 26, 1999, the following pro forma computations of interest expense assume that this portion of the purchase price, prior to March 26, 1999, would have been required to be funded by additional bank borrowings.

                                                                                      Nine months ended September 30, 1999
                                                                                 ------------------------------------------------
                                                               Year ended        January 1, 1999 to             March 27, 1999 to
                                                            December 31, 1998      March 26, 1999              September 30, 1999
                                                            -----------------    ------------------            ------------------
             Additional bank borrowings, reduced on
               March 26, 1999 for Forest City Auto
               Parts promissory notes                            $   6,480           $   6,480                     $   3,325
             Interest expense at 8.2%                                  531                 124                           140

                                                                 Year ended           Nine months ended
                                                              December 31, 1998       September 30, 1999
                                                              -----------------       ------------------
             Interest expense on additional borrowings             $    531               $   264

             Add historical interest income on the
                 Forest City Auto Parts promissory notes                  -                   166

             Less CLT historical interest expense                      (136)                 (159)
                                                                   -----------            -------

             Net adjustment for net increase in interest
                 expense                                           $    395               $   271
                                                                   ========               =======

      A 1/8% change in interest rates would cause interest expense related to the acquisition of CLT to increase or decrease by approximately $5,000 per year.

(5) To adjust the Tyler's historical and CLT's pro forma income taxes using an incremental effective income tax rate of 38%. The adjustment also takes into consideration federal and state income taxes related to the additional interest expense and deductible goodwill amortization.

In Form 8-K/A Amendment No. 1 dated June 30, 1999, Tyler Technologies, Inc. presented the pro forma effects and audited financial statements of the "significant" acquisition of MUNIS. The following are the relevant footnotes in connection with that acquisition.

(6) On April 20, 1999, Tyler Technologies, Inc. (the "Company," "Tyler" or "Parent") acquired Process, Incorporated d/b/a Computer Center Software and MUNIS (hereafter referred to as "MUNIS"), a Maine Corporation. The acquisition was consummated pursuant to the terms and conditions of an Agreement and Plan of Merger, dated April 20, 1999, by and among the Company, Computer Center Software, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), MUNIS, and the stockholders of MUNIS in which, among other things, Merger Sub was merged with and into MUNIS. The stockholders of MUNIS received in the merger aggregate consideration of $16,250,000 in cash (reduced for the then outstanding balances of the term debt of MUNIS) and 2,702,703 shares of unregistered Tyler Common Stock. The Company financed the cash portion of the consideration with borrowings under its senior credit facility with Bank of America. MUNIS was a Subchapter S Corporation and an election will be made under Section 338 for income tax purposes.

(7) The acquisition of MUNIS has been accounted for using the purchase method of accounting. The components of the purchase price and the preliminary allocation of purchase price to the assets acquired and liabilities assumed are summarized below:

Components of purchase price:
  Cash paid from borrowings under the Company's credit facility   $ 16,250
  Fair value of common stock issued (a)                             14,561
  Estimated transaction costs                                          100
                                                                  --------
     Total purchase price                                           30,911

Allocation of purchase price:
  MUNIS shareholders' equity                                        (2,116)
  MUNIS debt paid at closing by the seller                            (364)
                                                                  --------

Cost in excess of estimated net assets acquired (b)               $ 28,431
                                                                  ========

(a) Represents the issuance of 2,702,703 shares of common stock at an average price of $5.3875 per share. The agreement was announced and consummated on April 20, 1999, and the average price was calculated using the average of the closing prices of the Company's Common Stock for the five consecutive trading days beginning two trading days prior to the public announcement by the Company of this acquisition. For purposes of pro forma earnings per share for the nine months ended September 30, 1999, the shares issued on April 19, 1999 have been weighted for the pre-acquisition period.

(b) Represents the excess purchase price over the estimated fair value of the assets acquired. Goodwill is expected to be amortized over 20 years, amounting to $1,422,000 annually and the accompanying unaudited pro forma condensed consolidated income statement for the pre-acquisition period in 1999 reflects $355,000 of such amortization. For purposes of the preliminary allocation of the purchase price, the Company assumed that the historical balances of net property and equipment to be acquired approximates fair value, as well as the remaining historical net assets acquired of MUNIS.

(8) MUNIS's fiscal year-end is September 30. Accordingly, MUNIS's audited statement of operations for the year ended September 30, 1998 has been adjusted to conform to the Company's calendar year financial statements as follows:

                                                   AUDITED
                                                  12 MONTHS   LESS       ADD     12 MONTHS
                                                    ENDED    3 MONTHS  3 MONTHS   ENDED
                                                  30-SEP-98 31-DEC-97  31-DEC-98 31-DEC-98
                                                 ---------- ---------  --------- ---------
Revenues                                           $14,008   $ 2,403    $ 4,302   $15,907
Costs and expenses:
     Cost of revenues                                7,283     1,636      2,061     7,708
     Selling, general and administrative expense     5,773     1,170      1,774     6,377
     Interest expense, net                              68        12         10        66
                                                   -------   -------    -------   -------
Income (loss) before income taxes                      884      (415)       457     1,756
Income tax provision (benefit)                          42        15         35        62
                                                   -------   -------    -------   -------
Net income (loss)                                  $   842   $  (430)   $   422   $ 1,694
                                                   =======   =======    =======   =======

(9) To record interest expense at approximately 7.5% on average long-term debt after giving effect to the acquisition and reduced for interest expense recorded by MUNIS as follows:

                                                                   YEAR ENDED          PRE-ACQUISITION
                                                                DECEMBER 31, 1998       PERIOD IN 1999
                                                                -----------------      ---------------
          Additional bank borrowings                               $   16,350            $  16,350
                                                                   ==========            =========

          Interest expense at 7.5%                                 $    1,226             $    307
          Less historical interest expense                                (66)                 (16)
          Add historical interest expense on demand
               notes payable                                               28                    7
                                                                   ----------            ---------
          Net adjustment for net increase in interest
          expense                                                  $    1,188            $     298
                                                                   ==========            =========

(10) To adjust the portion of MUNIS's historical income taxes, which were calculated on a basis applicable to a Subchapter S Corporation, to taxes calculated on a basis applicable to a C Corporation using an incremental effective income tax rate of 38% in taxable periods and 35% in taxable loss periods. The adjustment also takes into consideration federal and state income taxes related to the additional interest and deductible goodwill amortization.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
 23.1          Consent of Independent Auditors